1601 Green Road Pompano Beach, Florida 33064

March 17, 2016

Daniel Khesin

17689 Middlebrook Way

Boca Raton, FL 33496

Dear Mr. Khesin,

Pursuant to Section 4.1(a)(i) of your Employment Agreement dated December 16, 2013, the board of directors of DS HealthCare Group, Inc. (the “Company”) are hereby terminating your employment as an executive officer and employee of the Company for cause. In addition, the undersigned, as the remaining members of the Board of Directors of the Company are removing you as Chairman and a member of the Board of Directors, also for cause.

Based on an investigation conducted by independent counsel engaged by the audit committee of the Board of Directors, together with documentation submitted to members of the Board of Directors, the undersigned have concluded there is sufficient evidence to conclude that you have violated your fiduciary duty to the Company and its subsidiaries and may have also violated federal law. Accordingly, the independent members of the Board of Directors have determined that it is necessary and appropriate to terminate your employment and remove you as a member of the Board of Directors for cause, effective immediately.

You are hereby ordered to vacate the Company’s premises and are instructed not to attempt to destroy any documents or emails that you may have sent or received. You are also ordered to turn over to the Company all documents and property, both physical and digital that relate to the Company and are in your possession, including, without limitation, full access to all company emails. You are further notified that access to all confidential non-public information regarding the Company will be denied to you. In addition, you may not, under any circumstances, communicate with stockholders or other investors or with third parties that are or may be doing business or entering into transactions with the Company.

In accordance with the terms of Section 5.1 of your Employment Agreement, you will be paid your Base Salary thru and including today’s date. No other compensation shall be due to you.

Please be so advised,

THE INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF DS HEALTHCARE GROUP, INC.

_________________________	_____________________	______________________
Michael Pope	Diane Rosenfeld	Karl Sweis